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Magna Entertainment Corp. 337 Magna Drive Aurora, Ontario, Canada L4G 7K1 Tel (905) 726-2462 Fax (905) 726-2585

Exhibit 99.1

PRESS RELEASE
MAGNA ENTERTAINMENT CORP.
ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND
YEAR ENDED DECEMBER 31, 2003

        February 24, 2004, Aurora, Ontario, Canada......Magna Entertainment Corp. ("MEC") (NASDAQ: MECA; TSX: MEC.A) today reported its financial results for the fourth quarter and year ended December 31, 2003.

	Year Ended December 31,		Three Months Ended December 31,
	2003	2002	2003	2002
	(unaudited)
Revenues	$708,935	$549,221	$146,078	$106,821
Earnings (loss) before interest, taxes, depreciation and amortization ("EBITDA")	$(117,936)	$553	$(148,153)	$(32,809)
Net loss	$(105,097)	$(14,395)	$(103,161)	$(24,350)
Diluted loss per share	$(0.98)	$(0.14)	$(0.96)	$(0.23)
All amounts are reported in U.S. dollars in thousands, except per share figures.

        In announcing these results, Jim McAlpine, President and Chief Executive Officer of MEC, remarked: "Despite encountering numerous challenges during 2003, MEC made significant strides toward our goal of creating a global entertainment company built around horse racing, including the achievement of revenue growth of 29%, from $549 million in 2002 to $709 million in 2003. As announced on October 30, we have developed a multi-part action plan aimed at improving our future financial results. We initiated this action plan during the fourth quarter and took specific steps to reduce expenses by $5.0 million on an annualized basis. While we will realize those savings in 2004, the severance and other costs necessary to achieve them burdened the results of our fourth quarter. Throughout 2003, we also incurred significant pre-development expenses, related primarily to the pursuit of alternative gaming opportunities in states where we currently operate racetracks, including Maryland, Michigan, Oklahoma and Pennsylvania. In assessing our fourth quarter results, one must consider the impact of severance costs and pre-development expenses, which were incurred to benefit 2004 and future years, as well as the non-cash write-downs of long-lived and intangible assets which were announced earlier this month.

        Our Continuous Improvement Team has recently completed its review of operations at three of our racetracks. Their recommendations are currently being implemented and the resulting financial benefits will be realized in 2004 and beyond."

        Net loss for the three month period ended December 31, 2003 was $103.2 million, reflecting the impact of after tax non-cash write-downs of long-lived and intangible assets of $81.7 million, interest expense on our subordinated notes of $4.9 million and an additional $1.7 million of depreciation in respect of the acquisitions completed late in 2002.

        Our racetracks operate for rescribed periods each year. As a result, our racing revenues and operating results for any quarter will not be indicative of our racing revenues and operating results for the year.

        Our financial results for the fourth quarter of 2003 reflect the full quarter's operations for all of MEC's racetracks and related pari-mutuel wagering operations. The comparative results for the fourth quarter of 2002 reflect the acquisitions of Lone Star Park at Grand Prairie and The Maryland Jockey Club for the periods subsequent to their acquisition dates of October 23, 2002 and November 27, 2002, respectively. Results of Flamboro Downs, the acquisition of which was completed in April 2003, were equity accounted in the prior year period commencing on October 18, 2002.

        Revenues were $708.9 million in 2003, compared to $549.2 million in 2002, an increase of $159.7 million or 29.1%. The increase resulted primarily from the acquisitions of Lone Star Park, The Maryland Jockey Club and Flamboro Downs, partially offset by decreased revenues at certain of our racetracks as a result of lower average daily attendance, inclement weather, particularly in the northeast region of the United States, resulting in fewer live race days and a generally weak U.S. economy.

        EBITDA for the year ended December 31, 2003 was a net loss of $117.9 million compared to earnings of $0.5 million for the year ended December 31, 2002. EBITDA was adversely impacted by non-cash write-downs of long-lived and intangible assets of $134.9 million in 2003 and $23.3 million of non-cash write-downs in 2002. The decline in the current year is primarily attributable to the higher level of non-cash write-downs and to declines at several of our racetracks as a result of lower wagering revenues and higher operating expenses. Lower revenues were a result of the reasons noted previously and higher operating expenses were incurred primarily in the areas of insurance and rent at our Bay Meadows facility.

        Net loss for the year increased from $14.4 million in 2002 to a net loss of $105.1 million in 2003. The net loss in 2003 includes $81.7 million of after tax non-cash write-downs of long-lived and intangible assets, compared to $13.8 million of after tax non-cash write-downs of long-lived and intangible assets and excess real estate in 2002. The decline from 2002 to 2003 is due to the higher level of non-cash write-downs of long-lived and intangible assets, higher interest expense on our subordinated notes and higher levels of depreciation in respect of our recent acquisitions.

        During 2003, cash provided from operations before changes in non-cash working capital was $0.2 million, which is down from $19.7 million in 2002 primarily due to the increased loss in 2003. Total cash used in investment activities during the year was $109.3 million, which included real estate property and fixed asset additions of $106.0 million and other asset additions of $16.5 million, partially offset by proceeds on the sale of non-core real estate of $13.2 million. Cash provided from financing activities in 2003 was $100.8 million, which included $145.0 million on the issuance of convertible subordinated notes, partially offset by net repayment of bank indebtedness and long-term debt of $44.2 million.

        A major highlight since the year-end was the successful running of the second edition of Sunshine Millions™. The event was covered on a national two-hour NBC broadcast. Overnight ratings for the broadcast of 1.7 topped last year's 1.5 rating for a one-hour show. This year's edition also secured a 4% share of all televisions in use, up from 3% last year. On-track handle increased 6.9% at Gulfstream and 2.6% at Santa Anita, the two host venues for the event. Total handle wagered through all MEC distribution points topped $38.0 million and included an increase in account wagering through XpressBet™ of 31% over last year. The event included eight races with combined purses of $3.6 million as well as a full slate of entertainment and other activities for our customers.

        In January 2004, we introduced an innovative new wager, the Magna 5™ Pick 5. This $2.00 bet carries a guaranteed pool of $500,000. The bet is available each Saturday on five races run at MEC tracks. In addition, to the guaranteed pool, a major attraction is that all five races are run within about an hour, whereas a normal Pick 6 on races run at a single track takes two and a half hours. Since February 7, handle on the Magna 5™ pool has exceeded the guaranteed minimum, including the most current week when the pool exceeded $600,000.

        During the last few months, we have introduced Streufex™ to the North American market. Streufex™ is a revolutionary straw-based horse bedding product which is highly absorbent, virtually dust free and more environmentally friendly and beneficial to horses than conventional horse bedding materials.

        MEC, North America's number one owner and operator of horse racetracks, based on revenue, acquires, develops and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities. Additionally, MEC owns and operates XpressBet™, a national Internet and telephone account wagering system, and HorseRacing TV™, a 24-hour horse racing television network.

2

        We will hold a conference call to discuss our fourth quarter 2003 and year end results on February 24, 2004 at 5:00 p.m. New York time. The number to use for this call is 1-877-812-1330. Please call 10 minutes prior to the start of the conference call. The overseas number to call is 706-679-7563. The conference call will be chaired by Jim McAlpine, President and Chief Executive Officer of MEC. We will also be webcasting the conference call at www.magnaentertainment.com. If you have any teleconferencing questions, please call Claudia Mendes-Torre at 905-726-7465.

        This press release may contain "forward-looking statements" within the meaning of applicable securities legislation, including the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among others, statements regarding: expectations as to operational improvements; expectations as to cost savings, revenue growth and earnings; the time by which certain objectives will be achieved; proposed new racetracks or other developments, products and services; projections, predictions, expectations, estimates or forecasts as to our financial and operating results and future economic performance; and other matters that are not historical facts. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or the times at or by which such performance or results will be achieved. Forward-looking statements are based on information available at the time and/or management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Important factors that could cause such differences include, but are not limited to, the factors discussed in the "Risk Factors" section of MEC's Annual Report on Form 10-K for the year ended December 31, 2002 and our subsequent public filings. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

For more information contact:

Blake Tohana
Executive Vice-President
and Chief Financial Officer
Magna Entertainment Corp.
337 Magna Drive
Aurora, ON L4G 7K1
Tel: 905-726-7493

3

MAGNA ENTERTAINMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
[Unaudited]
[U.S. dollars in thousands, except per share figures]

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002
Revenues
Racing
Gross wagering	$101,860	$81,643	$561,927	$450,732
Non-wagering	38,007	20,301	125,238	71,889

	139,867	101,944	687,165	522,621

Real estate and other
Sale of real estate	2,649	425	2,649	8,891
Golf and other	3,562	4,452	19,121	17,709

	6,211	4,877	21,770	26,600

	146,078	106,821	708,935	549,221

Costs and expenses
Racing
Purses, awards and other	59,543	45,919	336,770	276,019
Operating costs	68,089	51,945	259,400	183,370
General and administrative	19,715	14,003	66,651	41,522

	147,347	111,867	662,821	500,911

Real estate and other
Cost of real estate sold	2,618	337	2,618	6,718
Operating costs	5,838	3,516	16,600	13,621
General and administrative	800	452	2,362	2,266

	9,256	4,305	21,580	22,605

Predevelopment and other costs	2,921	605	8,767	2,299
Depreciation and amortization	8,740	6,150	31,897	22,834
Interest expense, net	4,401	1,016	13,620	709
Write-down of long-lived and intangible assets	134,856	17,493	134,856	17,493
Write-down of excess real estate	—	5,823	—	5,823
Equity income	(149)	(463)	(1,153)	(463)

	307,372	146,796	872,388	572,211

Loss before income taxes	(161,294)	(39,975)	(163,453)	(22,990)
Income tax benefit	(58,133)	(15,625)	(58,356)	(8,595)

Net loss	(103,161)	(24,350)	(105,097)	(14,395)
Other comprehensive income (loss)
Foreign currency translation adjustment	16,634	6,698	40,493	16,335
Change in fair value of interest rate swap	245	(1,306)	583	(1,306)

Comprehensive income (loss)	$(86,282)	$(18,958)	$(64,021)	$634

Loss per share for Class A Subordinate Voting Stock, Class B Stock or Exchangeable Share:
Basic	$(0.96)	$(0.23)	$(0.98)	$(0.14)
Diluted	$(0.96)	$(0.23)	$(0.98)	$(0.14)

Average number of shares of Class A Subordinate Voting Stock, Class B Stock and Exchangeable Shares outstanding during the period [in thousands]:
Basic	107,146	107,112	107,143	100,674
Diluted	107,146	107,112	107,143	100,674

MAGNA ENTERTAINMENT CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
[Unaudited]
[U.S. dollars in thousands]

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002
Cash provided from (used for)
OPERATING ACTIVITIES
Net loss	$(103,161)	$(24,350)	$(105,097)	$(14,395)
Items not involving current cash flows	83,043	19,920	105,287	34,138

	(20,118)	(4,430)	190	19,743
Changes in non-cash working capital	24,691	5,500	13,614	443

	4,573	1,070	13,804	20,186

INVESTMENT ACTIVITIES
Acquisition of businesses, net of cash	—	(145,710)	—	(146,304)
Real estate property and fixed asset additions	(51,624)	(35,343)	(105,958)	(107,165)
Other asset (additions) disposals	36	(13,313)	(16,549)	(26,653)
Proceeds on real estate sold to a related party	—	42,363	—	42,363
Proceeds on disposal of real estate and fixed assets	11,687	2,401	13,248	11,510

	(39,901)	(149,602)	(109,259)	(226,249)

FINANCING ACTIVITIES
Increase (decrease) in bank indebtedness	2,000	49,475	(42,779)	49,475
Issuance of long-term debt	—	906	16,110	906
Repayment of long-term debt	(1,712)	(6,310)	(17,513)	(15,828)
Issuance of share capital	—	29	29	142,422
Issuance of convertible subordinated notes	—	72,200	145,000	72,200

	288	116,300	100,847	249,175

Effect of exchange rate changes on cash and cash equivalents	1,048	2,161	6,734	5,357

Net increase (decrease) in cash and cash equivalents during the period	(33,992)	(30,071)	12,126	48,469
Cash and cash equivalents, beginning of period	133,799	117,752	87,681	39,212

Cash and cash equivalents, end of period	$99,807	$87,681	$99,807	$87,681

MAGNA ENTERTAINMENT CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
[Unaudited]
[U.S. dollars and share amounts in thousands]

	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$99,807	$87,681
Restricted cash	24,738	18,692
Accounts receivable	34,215	46,138
Income taxes receivable	1,809	2,262
Prepaid expenses and other	12,939	8,094

	173,508	162,867

Real estate properties, net	838,870	717,446

Fixed assets, net	31,355	34,684

Other assets, net	249,177	329,705

Future tax assets	30,030	12,103

	$1,322,940	$1,256,805

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Bank indebtedness	$6,696	$49,475
Accounts payable and other liabilities	118,997	112,749
Long-term debt due within one year	58,048	15,049

	183,741	177,273

Long-term debt	122,026	117,801

Convertible subordinated notes	218,167	72,233

Other long-term liabilities	11,725	8,405

Future tax liabilities	130,227	160,191

Shareholders' equity:
Capital stock issued and outstanding —
Class A Subordinate Voting Stock
(issued: 2003 — 48,680, 2002 — 48,648)	317,028	316,855
Class B Stock (issued: 2003 and 2002 — 58,466)	394,094	394,094
Contributed surplus	17,282	17,282
Deficit	(108,018)	(2,921)
Accumulated comprehensive income (loss)	36,668	(4,408)

	657,054	720,902

	$1,322,940	$1,256,805

MAGNA ENTERTAINMENT CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.     Summary of Significant Accounting Policies

Basis of Presentation

        The accompanying unaudited consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from estimates. In the opinion of management, all adjustments, which consist of normal and recurring adjustments, necessary for fair presentation have been included. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 2002.

        The Company's racing business is seasonal in nature. The Company's racing revenues and operating results for any quarter will not be indicative of the racing revenues and operating results for the year. A disproportionate share of annual revenues and net income is earned in the first quarter of each year.

2.     Acquisitions and Pro-Forma Impact

        [a]   Acquisitions

        (i)    On August 22, 2003, the Company completed the acquisition of a 30% equity interest in AmTote International, Inc. ("AmTote") for a total cash purchase price, including transaction costs, of $4.3 million. AmTote is a leading provider of totalisator services to the North American pari-mutuel industry and has service contracts with over 70 North American racetracks and other wagering entities. The Company's 30% share of the results of operations of AmTote is accounted for under the equity method.

        (ii)   On October 18, 2002, the shares of Flamboro Downs Holdings Limited, the owner and operator of Flamboro Downs, a harness racetrack located in Hamilton, Ontario, 45 miles west of Toronto, were acquired by Ontario Racing Inc. ("ORI"). Flamboro Downs houses a gaming facility with 750 slot machines operated by the Ontario Lottery and Gaming Corporation ("OLGC"). ORI was owned by an employee of the Company. On April 16, 2003, the Company received all necessary regulatory approvals for the acquisition of Flamboro Downs, and accordingly the shares of ORI were transferred to the Company. The results of operations of ORI were accounted for under the equity method for the period from October 18, 2002 to April 16, 2003.

        The purchase price, net of cash, was approximately $59.4 million and was previously funded by the Company through a cash advance to ORI at October 18, 2002 of $23.1 million with the remainder satisfied by ongoing payments under secured notes of approximately $32.9 million and an obligation to pay an additional $3.5 million (Cdn $5.5 million) in the event that Flamboro Downs' agreement with the OLGC with respect to the slot facility is extended. The secured notes and obligation are repayable in Canadian dollars.

        The purchase price of this acquisition has been allocated to the assets and liabilities acquired as follows:

Non-cash working capital deficit	$(1,549)
Real estate properties and fixed assets	16,494
Other assets	55,491
Future taxes	(11,031)

Net assets acquired and total purchase price, net of cash acquired	$59,405

        The purchase consideration for this acquisition is as follows:

Cash	$23,055
Issuance of secured notes	32,855
Obligation with respect to the extension of the slot agreement	3,495

$59,405

        (iii)  On October 23, 2002, the Company completed the acquisition of substantially all the operations and related assets of Lone Star Park at Grand Prairie.

        On November 27, 2002, the Company completed the acquisition of a controlling interest in the Pimlico Race Course and Laurel Park, which are operated under the trade name "The Maryland Jockey Club".

        Both of these acquisitions are fully disclosed in the Company's consolidated financial statements for the year ended December 31, 2002.

        As a result of the timing of these acquisitions, the results of the operations of these acquisitions are included in the Company's results for the three month period and year ended December 31, 2002 from their respective acquisition dates.

[b]
Impact of Acquisitions

        The pro-forma impact of our 2002 and 2003 acquisitions, excluding AmTote, if they had occurred on January 1, 2002, is as follows (in thousands, except per share figures):

	Three months ended December 31,		Year ended December 31,
Revenues	2003	2002	2003	2002
Revenues as reported	$146,078	$106,821	$708,935	$549,221
Impact of acquisitions	—	26,107	7,329	183,076

Pro-forma revenues	$146,078	$132,928	$716,264	$732,297

	Three months ended December 31,		Year ended December 31,
Net Loss	2003	2002	2003	2002
Net loss as reported	$(103,161)	$(24,350)	$(105,097)	$(14,395)
Impact of acquisitions(1)	—	(1,404)	—	4,979

Pro-forma net loss	$(103,161)	$(25,754)	$(105,097)	$(9,416)

	Three months ended December 31,		Year ended December 31,
Basic and Diluted Loss per Share	2003	2002	2003	2002
Loss per share as reported
Basic and Diluted	$(0.96)	$(0.23)	$(0.98)	$(0.14)
Impact of acquisitions	—	(0.01)	—	0.05

Pro-forma loss per share
Basic and Diluted	$(0.96)	$(0.24)	$(0.98)	$(0.09)

(1)
There was no 2003 net income impact for the Flamboro Downs acquisition as the results of ORI were accounted for under the equity method for the period January 1, 2003 to April 16, 2003.

3.     Write-down of Long-Lived and Intangible Assets

        The Company's long-lived assets and racing licenses were tested for impairment after completion of the Company's annual business planning process. In 2003, the Company experienced lower average daily attendance at most of its racetracks which resulted in decreased on-track wagering activity. Also contributing to the decline in on-track wagering activity was a generally weaker United States economy and severe weather experienced in the year, particularly in the northeast region of the United States where several of the Company's facilities are located, which resulted in live race day and simulcast signal cancellations. As a result of these factors, operating profits and cash flows were lower than expected in 2003. In addition, one of our racetracks operates under a lease, which will expire on December 31, 2004. Given the uncertainty of renewal of this lease and based on the 2003 operating results, the earnings forecasts for certain of our racetracks were revised.

        The fair value of the racetracks was determined using the discounted cash flow method, including a probability-weighted approach in considering the likelihood of possible outcomes. It also includes the estimated future cash flows associated with the racing licenses and long-lived assets directly associated with, and expected to arise as a direct result of, the use and disposition of those assets. The fair value determined was then compared to the carrying value of the racing licenses and long-lived assets in order to determine the amount of the impairment. The long-lived assets consist of fixed assets and real estate properties.

        As a result of the assets' carrying value exceeding their fair value at seven of its racetracks, the Company recognized a non-cash impairment charge of $3.9 million related to its long-lived assets, which has been allocated to fixed assets, and a non-cash impairment charge of $130.9 million related to racing licenses and other intangible assets in the fourth quarter of 2003. In 2002, the Company recognized a non-cash impairment charge of $14.7 million related to its long-lived assets, which was allocated to fixed assets and real estate properties on a pro-rata basis using the relative carrying values of the assets, and a non-cash impairment charge of $2.8 million related to racing licenses at two racetracks.

4.     Bank Indebtedness

        [a]   The Company has a senior revolving credit facility in the amount of $50.0 million. The credit facility is available by way of U.S. dollar loans and letters of credit for general corporate purposes. Loans under the facility are secured by a first charge on the assets of Golden Gate Fields and a second charge on the assets of Santa Anita Park, and are guaranteed by certain subsidiaries of the Company which own and operate Golden Gate Fields, Gulfstream Park and Santa Anita Park and operate Bay Meadows. At December 31, 2003, the Company had no borrowings under the facility (2002 — $49.5 million) and had issued letters of credit totalling $21.6 million (2002 — $20.0 million) under the credit facility, such that $28.4 million was unused and available. The credit facility expires on October 8, 2004, unless extended with the consent of both parties.

        The loans under the credit facility bear interest at either the U.S. Base rate or the London Interbank Offered Rate ("LIBOR") plus a margin based on the Company's ratio of debt to earnings before interest, taxes, depreciation and amortization. The weighted average interest rate on the loans outstanding under the credit facility as at December 31, 2002 was 4.0%.

        [b]   As of December 31, 2003, a subsidiary of the Company had borrowed $6.7 million under a $10.0 million revolving credit loan facility to fund capital expenditures. The indebtedness under the facility is secured by deeds of trust on land, buildings and improvements and security interests in all other assets of the subsidiary and certain affiliates of The Maryland Jockey Club. The advances under the facility bear interest at either the U.S. Prime rate or LIBOR plus 2.6%. The annual interest rate on December 31, 2003 applicable to the advances then outstanding was 3.7%.

5.     Convertible Subordinated Notes

        [a]   8.55% Convertible Subordinated Notes

        In June 2003, the Company issued $150.0 million of 8.55% convertible subordinated notes which mature on June 15, 2010. The unsecured notes are convertible at any time at the option of the holders into shares of Class A Subordinate Voting Stock at a conversion price of $7.05 per share. The conversion price may be adjusted under certain circumstances. The notes are redeemable in whole or in part, at the Company's option, on or after June 2, 2006, at the principal amount plus accrued and unpaid interest, provided that, in connection with any redemption occurring on or after June 2, 2006 and before June 2, 2008, the closing price of the Class A Subordinate Voting Stock has exceeded 125% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the trading day prior to mailing of the notice of redemption. At December 31, 2003, all the notes remained outstanding.

        The Company incurred issue expenses of $5.0 million, which have been recorded as a reduction of the outstanding notes balance. The notes balance will be accreted to its face value over the term to maturity.

        [b]   7.25% Convertible Subordinated Notes

        On December 2, 2002, the Company issued $75.0 million of 7.25% convertible subordinated notes which mature on December 15, 2009. The unsecured notes are convertible at any time at the option of the holders into shares of Class A Subordinate Voting Stock at a conversion price of $8.50 per share. The conversion price may be adjusted under certain circumstances. The notes are redeemable in whole or in part, at the Company's option, on or after December 21, 2005, at the principal amount plus accrued and unpaid interest, provided that, in connection with any redemption occurring on or after December 21, 2005 and before December 15, 2007, the closing price of the Class A Subordinate Voting Stock has exceeded 125% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the trading day prior to mailing of the notice of redemption. At December 31, 2003, all the notes remained outstanding.

        The Company incurred issue expenses of $2.8 million, which have been recorded as a reduction of the outstanding notes balance. The notes balance will be accreted to its face value over the term to maturity.

6.     Capital Stock and Long-term Incentive Plan

        [a]   Capital Stock

        Changes in the Class A Subordinate Voting Stock and Class B Stock for the three months and year ended December 31, 2003 are shown in the following table (number of shares and stated value in the following table have been rounded to the nearest thousand):

	Class A Subordinate Voting Stock		Class B Stock		Total
	Number of Shares	Stated Value	Number of Shares	Stated Value	Number of Shares	Stated Value
Issued and outstanding at December 31, 2002	48,648	$316,855	58,466	$394,094	107,114	$710,949
Issued under the Long-term Incentive Plan	26	144	—	—	26	144
Issued on exercise of stock options	6	29	—	—	6	29

Issued and outstanding at March 31, 2003, June 30, 2003, September 30, 2003, and December 31, 2003(i)	48,680	$317,028	58,466	$394,094	107,146	$711,122

(i)
There were no changes in the number of shares outstanding or the stated value of either the Class A Subordinate Voting Stock or Class B Stock during the three months ended December 31, 2003.

        [b]   Long-term Incentive Plan

        The Company has a Long-term Incentive Plan (the "Plan") (adopted in 2000) which allows for the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, bonus stock and performance shares to directors, officers, employees, consultants, independent contractors and agents. A maximum of 7.8 million shares of Class A Subordinate Voting Stock are available to be issued under the Plan, of which 6.5 million are available for issuance pursuant to stock options and tandem stock appreciation rights and 1.4 million are available for issuance pursuant to any other type of award under the Plan. During the three months ended December 31, 2003, no shares were issued under the Plan or on the exercise of stock options. During the year ended December 31, 2003, 31,965 shares of Class A Subordinate Voting Stock were issued under the Plan, including 6,000 shares issued on the exercise of stock options.

        The Company grants stock options to certain directors, officers, key employees and consultants to purchase shares of the Company's Class A Subordinate Voting Stock. All of such stock options give the grantee the right to purchase Class A Subordinate Voting Stock of the Company at a price no less than the fair market value of such stock at the date of grant. Generally, stock options under the Plan vest over a period of two to six years from the date of grant at rates of 1/7th to 1/3rd per year and expire on or before the tenth anniversary of the date of grant, subject to earlier cancellation in the events specified in the stock option agreements entered into by the Company with each recipient of options.

        During the three months ended December 31, 2003, no stock options were granted or exercised and 501,000 stock options were cancelled or expired. During the year ended December 31, 2003, 640,000 stock options were granted, 6,000 stock options were exercised and 1,154,333 stock options were cancelled or expired. At December 31, 2003, there were 4,841,500 stock options outstanding with exercise prices ranging from $3.91 to $9.43 per share and a weighted average exercise price of $6.14 per share.

        There were 3,996,811 options exercisable at December 31, 2003 with a weighted average exercise price of $6.10 per share.

        Financial Accounting Standards Board Statement No. 123 ("SFAS 123"), "Accounting and Disclosure of Stock-Based Compensation" provides companies an alternative to accounting for stock-based compensation as prescribed under APB Opinion No. 25 ("APB 25"). SFAS 123 encourages, but does not require companies to recognize an expense for stock-based awards at their fair value on the date of grant. SFAS 123 allows companies to continue to follow existing accounting rules (intrinsic value method under APB 25 which does not give rise to an expense) provided that pro-forma disclosures are made of what net income and earnings per share would have been had the fair value method been used. The Company accounts for stock-based compensation under APB 25 and provides pro-forma disclosure required by SFAS 123.

        There were 640,000 stock options granted during the year ended December 31, 2003 with an average fair value of $1.50 per option. During the year ended December 31, 2002, 947,500 stock options were granted with an average fair value of $3.41 per option.

        The fair value of stock option grants is estimated at the date of grant using the Black-Scholes option valuation model with the following assumptions:

	Year ended December 31,
	2003	2002
Risk free interest rate	2.0%	3.0%
Dividend yield	0.84%	0.77%
Volatility factor of expected market price of Class A Subordinate Voting Stock	0.534	0.549
Weighted average expected life (years)	4.0	4.07

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

        The Company's SFAS 123 pro-forma net loss and the related per share amounts are as follows:

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002
Net loss, as reported	$(103,161)	$(24,350)	$(105,097)	$(14,395)
Pro-forma stock compensation expense determined under the fair value method, net of tax	(116)	(892)	(2,181)	(3,009)

Pro-forma net loss	$(103,277)	$(25,242)	$(107,278)	$(17,404)

Loss per share
Basic — as reported	$(0.96)	$(0.23)	$(0.98)	$(0.14)
Basic — pro-forma	$(0.96)	$(0.24)	$(1.00)	$(0.17)

Diluted — as reported	$(0.96)	$(0.23)	$(0.98)	$(0.14)
Diluted — pro-forma	$(0.96)	$(0.24)	$(1.00)	$(0.17)

7.     Loss Per Share

        The following is a reconciliation of the numerator and denominator of the basic and diluted loss per share computations (in thousands, except per share amounts):

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002
Net Loss	$(103,161)	$(24,350)	$(105,097)	$(14,395)

	Basic and Diluted	Basic and Diluted	Basic and Diluted	Basic and Diluted
Weighted Average Shares Outstanding:
Class A Subordinate Voting Stock	48,680	46,936	48,677	40,306
Class B Stock	58,466	58,466	58,466	58,466
Exchangeable Shares	—	1,710	—	1,902

	107,146	107,112	107,143	100,674

Loss Per Share	$(0.96)	$(0.23)	$(0.98)	$(0.14)

        As a result of the net loss for the years ended December 31, 2003 and 2002, and for the three month periods ended December 31, 2003 and 2002, there is no dilutive effect of the stock options and convertible subordinated notes.

8.     Commitments and Contingencies

        [a]   In connection with its acquisition of a controlling interest in The Maryland Jockey Club, Maryland Racing, Inc. ("MRI"), a wholly-owned subsidiary of the Company, agreed with the Maryland Racing Commission to spend a minimum of $5.0 million by August 31, 2003, an additional $5.0 million by December 31, 2003, and an additional $5.0 million by June 30, 2004 on capital expenditures and renovations at Pimlico Race Course, Laurel Park, Bowie Training Center and their related facilities and operations. As a result of delays in permitting of several projects related to this commitment, only $4.5 million had been spent to December 31, 2003. In addition, we have placed $2.2 million in an escrow account and will place the remaining $3.3 million in an escrow account to be applied to future capital expenditures and renovations.

        [b]   In connection with its acquisition of a controlling interest in The Maryland Jockey Club, the Company has an obligation to pay $18.3 million on exercise of either the put or call options for the remaining interest in The Maryland Jockey Club. At December 31, 2003, this obligation has been reflected on the condensed consolidated balance sheet as long-term debt due after one year.

        [c]    The revenue sharing and operations agreement between The Maryland Jockey Club and the owner of Rosecroft Raceway which was to expire on March 31, 2004 has been agreed to be extended for an additional 30 days under existing terms and conditions. If this agreement is not further renewed on comparable terms, there may be a material decline in the revenues of The Maryland Jockey Club that could materially adversely affect the Company's operating results. At this time, the Company is uncertain as to the likelihood of a renewal of this agreement on comparable terms.

        [d]   Although the Company is considering a major redevelopment of its Gulfstream Park racetrack in Florida (the "Gulfstream Park Redevelopment"), it has deferred a decision on the project at the present time. Should it proceed as currently contemplated, the Gulfstream Park Redevelopment would include a simulcast pavilion, a sports and entertainment arena and a new turf club and grandstand. In addition, there would be significant modifications and enhancements to the racetracks and stable areas. If completed, the Gulfstream Park Redevelopment would require the demolition of a substantial portion of the current buildings and related structures, which include the grandstand and turf club. The aggregate carrying value at December 31, 2003 of the assets that would be demolished if the Gulfstream Park Redevelopment is completed is approximately $21.1 million. If the Company decides to proceed with the Gulfstream Park Redevelopment and obtains the approval of its Board of Directors, a reduction in the expected life of the existing assets would occur and a write-down would be necessary.

        [e]   The Bay Meadows lease expires on December 31, 2004. Although the Company intends to seek an extension beyond the end of 2004 as it has in each of the past two years, the Company is exploring alternative venues, including vacant land that has been purchased in Dixon, California for future development. This project, which is still in the early stages of planning, is subject to regulatory and other approvals. At this time, the Company is uncertain as to the likelihood of renewing the Bay Meadows lease beyond December 31, 2004 or the terms upon which such renewal may be achieved. If this lease is not renewed on comparable terms or at all, or an alternative venue arranged, the Company's operating results would be materially adversely affected.

        [f]    The Company is also considering a redevelopment of the stable area and racetrack surfaces at Laurel Park (the "Laurel Park Redevelopment"). In the event this development was to proceed as currently contemplated, the Laurel Park Redevelopment would include the construction of new barns, dormitories and grooms quarters, along with the development of a new dirt and turf track. The aggregate carrying value at December 31, 2003 of the assets that would be demolished if the Laurel Park Redevelopment is completed is approximately $4.0 million. If the Company decides to proceed with the Laurel Park Redevelopment and obtains the approval of its Board of Directors, a reduction in the expected useful life of the existing assets would occur and a write-down of assets would be necessary.

        [g]   On December 22, 2003, the Company entered into an agreement to sell the real property and building of MI Racing Inc. ("Great Lakes Downs") for approximately $4.2 million, which represents the net book value of these assets of Great Lakes Downs. The closing of the sale is subject to a number of outstanding conditions including regulatory approval and a leaseback arrangement. In January 2004, the Company formally requested the transfer of the racing license to the purchaser. Following the successful transfer of the racing license, the Company will enter into a lease arrangement pursuant to which the Company will continue as the facility operator.

        [h]   The Company continues to explore various means of monetizing or improving the returns from its golf courses in Aurora, Ontario and Oberwaltersdorf, Austria. The Company's objective would be to realize at least the net book values of these properties from any sale, however, should it be unable to do so, the Company would consider extending the current access arrangements. To that end, there have been recent negotiations with a related party, Magna International Inc. ("Magna"), aimed at reaching mutually acceptable terms for the renewal of the access arrangements in respect of these golf courses, which expired on December 31, 2003 and will expire March 1, 2004, respectively. The terms of any sale or extension of the access arrangements will determine whether a write-down of the carrying value of these properties is required. The amount of such write-downs, if any, cannot reasonably be estimated until such terms are finalized. Furthermore, there can be no assurance that the Company will be successful in either concluding a sale of each of the golf courses, or entering into agreements to extend the access arrangements for such courses, on acceptable terms. The aggregate carrying value at December 31, 2003 of these golf course assets is approximately $78.4 million.

9.     Segment Information

        The Company's reportable segments reflect how the Company is organized and managed by senior management. The Company has two operating segments: racing operations and real estate and other operations. The racing segment includes the operation or management of twelve thoroughbred racetracks, two standardbred racetracks, one racetrack that runs both thoroughbred and standardbred meets, one greyhound track and three thoroughbred training centers. In addition, the racing segment includes off-track betting ("OTB") facilities, XpressBet™, a national internet and telephone account wagering business, HorseRacing TV™, a 24-hour horse racing television network and a 30% equity investment in AmTote International, Inc. The real estate and other operations segment includes the operation of two golf courses and related facilities, residential housing developments adjacent to our golf courses and other real estate holdings.

        The accounting policies of each segment are the same as those described in the "Significant Accounting Policies" section in the Company's annual report on Form 10-K for the year ended December 31, 2002.

        The following summary presents key information by operating segment (in thousands):

	Three months ended December 31, 2003
	Racing Operations	Real Estate and Other Operations	Total
Revenues	$139,867	$6,211	$146,078

Loss before income taxes	$(157,494)	$(3,800)	$(161,294)

Real estate property and fixed asset additions	$50,673	$951	$51,624

	Three months ended December 31, 2002
	Racing Operations	Real Estate and Other Operations	Total
Revenues	$101,944	$4,877	$106,821

Loss before income taxes	$(38,360)	$(1,615)	$(39,975)

Real estate property and fixed asset additions	$34,077	$1,266	$35,343

	Year ended December 31, 2003
	Racing Operations	Real Estate and Other Operations	Total
Revenues	$687,165	$21,770	$708,935

Loss before income taxes	$(161,162)	$(2,291)	$(163,453)

Real estate property and fixed asset additions	$102,940	$3,018	$105,958

	Year ended December 31, 2002
	Racing Operations	Real Estate and Other Operations	Total
Revenues	$522,621	$26,600	$549,221

Loss before income taxes	$(22,903)	$(87)	$(22,990)

Real estate property and fixed asset additions	$96,746	$10,419	$107,165

Reconciliation of Non-GAAP to GAAP Financial Measures
(U.S. dollars in thousands)
(Unaudited)

Earnings (Loss) Before Interest, Income Taxes, Depreciation and Amortization ("EBITDA")

Three months ended December 31, 2003
	Racing Operations	Real Estate and Other Operations	Total
Loss before income taxes	$(157,494)	$(3,800)	$(161,294)
Interest expense (income), net	4,495	(94)	4,401
Depreciation and amortization	7,891	849	8,740

EBITDA	$(145,108)	$(3,045)	$(148,153)

Three months ended December 31, 2002
	Racing Operations	Real Estate and Other Operations	Total
Loss before income taxes	$(38,360)	$(1,615)	$(39,975)
Interest expense, net	609	407	1,016
Depreciation and amortization	5,412	738	6,150

EBITDA	$(32,339)	$(470)	$(32,809)

Year ended December 31, 2003
	Racing Operations	Real Estate and Other Operations	Total
Loss before income taxes	$(161,162)	$(2,291)	$(163,453)
Interest expense (income), net	14,011	(391)	13,620
Depreciation and amortization	29,025	2,872	31,897

EBITDA	$(118,126)	$190	$(117,936)

Year ended December 31, 2002
	Racing Operations	Real Estate and Other Operations	Total
Loss before income taxes	$(22,903)	$(87)	$(22,990)
Interest expense (income), net	4,819	(4,110)	709
Depreciation and amortization	20,060	2,774	22,834

EBITDA	$1,976	$(1,423)	$553

        Please see Item 6 of MEC's Annual Report on Form 10-K for the year ended December 31, 2002 for a discussion of the reasons why management believes that these non-GAAP financial measures provide useful information to investors.

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CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
CONDENSED CONSOLIDATED BALANCE SHEETS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS